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Registration No. 33-
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        ---------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                        ---------------------------------

                              iGOHEALTHY.COM, INC.
                        ---------------------------------
             (Exact Name of registrant as specified in its charter)

         Colorado                    91-2079221                      7375
----------------------------    ----------------------  -------------------------------
(State or other jurisdiction        (IRS Employer             (Primary Standard
 of incorporation)              Identification Number)  Industrial Classification Code)

                       11693 San Vicente Blvd., Suite 310
                              Los Angeles, CA 90049
                                 (253) 660-3085
                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

                    Farid E. Tannous, Chief Executive Officer
                      Bill Glaser, Chief Operating Officer
                       11693 San Vicente Blvd., Suite 310
                              Los Angeles, CA 90049
                                 (253) 660-3085
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

            2001 Employee Stock Option Plan for iGoHealthy.com, Inc.
                            (Full title of the plan)

                                   Copies to:

                               David M. Loev, Esq.
                               Vanderkam & Sanders
                         440 Louisiana Street, Suite 475
                              Houston, Texas 77002
                                 (713) 547-8900

Approximate date of proposed sales pursuant to the plan: From time to time after the effective date of this Registration Statement.


                         CALCULATION OF REGISTRATION FEE
=============================================================================================

                                            Proposed Maximum  Proposed Maximum
                                               Offering         Aggregate        Amount of
Title of Each Class of        Amount to be     Price Per       Offering Price   Registration
Shares to be Registered       Registered(1)    Share(2)                           Fee (2)
----------------------------- ------------- ----------------- ----------------- -------------

Common Shares ($0.001 par
value)                         2,000,000         $0.25          $500,000.00       $132.00
============================= ============= ================= ================= =============

(1) Plus such additional number of shares as may hereafter become issuable pursuant to the 2001 Employee Stock Option Plan for iGoHealthy.com, Inc. (the "Plan") in the event of a stock dividend, split-up of shares, recapitalization or other similar transaction without receipt of consideration which results in an increase in the number of shares outstanding.

      There is no current market for the securities. Estimated solely for the purpose of calculating the registration fee based on Rule 457(f)(2).

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS


ITEM 1.       PLAN INFORMATION

      Information required by Item 1 will be sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

ITEM 2.       REGISTRANTION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

      Information required by Item 2 will be included in documents sent or given to participants in the Plan pursuant to Rule 428(b) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.       INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement and are made a part hereof:

      (a)     The Company's annual report on Form 10-KSB filed on May 16, 2001.
      (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in Item 3(a) above, including, but not limited to, the Company's quarterly report on Form 10-QSB filed on May 18, 2001 for the fiscal quarter ended March 31, 2001.

      All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4.       DESCRIPTION OF SECURITIES

Common Stock

      General. The Company is authorized to issue 50,000,000 shares of Common Stock, $.001 par value per share.

      The holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. The holders of the Common Stock as such have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the Common Stock.

      Voting Rights. The holders of the Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the results that the holders of shares having more than fifty percent (50%) of the votes for the election of directors can elect all of the directors.
      Dividend Policy. To date, the Company has not paid any dividends on its Common Stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition and other relevant factors. The Board does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Company's business operations.

ITEM 6.       INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company's Articles of Incorporation eliminate the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the extent permitted by Colorado law. The
      Company's Bylaws provide that the Company shall have the power to indemnify its officers and directors to the extent permitted by Colorado law. Colorado law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with Colorado law.

      The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty, which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director, or for violations of the federal securities laws.

      The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for the receipt of illegal remuneration or if the director received a benefit in money, property or services to which the director is not legally entitled. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance.

ITEM 7.       EXEMPTION FROM REGISTRATION CLAIMED

      Not applicable.

ITEM 8.       EXHIBITS

      5.1 Opinion and consent of Vanderkam & Sanders re: the legality of the shares being registered
      23.1 Consent of Vanderkam & Sanders  (included in Exhibit 5.1)
      23.2 Consent of Singer Lewak Greenbaum & Goldstein,  LLP
      99.1 2001 Employee Stock Option Plan for iGoHealthy.com, Inc.

ITEM 9.       UNDERTAKINGS

      (a)     The registrant hereby undertakes:

              (1) To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              (2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
              (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, iGoHealthy.com, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Los Angeles, California on the 13th day of July, 2001.

                                           iGOHEALTHY.COM, INC.


                                        By: /s/ Farid E. Tannous
                                           ------------------------
                                           Farid E. Tannous
                                           Chief Executive Officer, President,
                                           Treasurer, and Director

       Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                      Title                                  Date
----------                    -------                               ---------

/s/ Farid E. Tannous     Chief Executive Officer,
---------------------    President, Treasurer, and Director        July 13, 2001
    Farid E. Tannous


/s/ Bill Glaser          Chief Operating Officer,
---------------------    Secretary, and Director                   July 13, 2001
    Bill Glaser